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                                                              EXHIBIT 23.2


           CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors


Encompass Services Corporation:




   We consent to the use of our report dated February 20, 2001, except as to Notes 13 and 16, which are as of December 3, 2001, with respect to the consolidated balance sheet as of December 31, 2000 and the related consolidated statements of operations, shareholders' equity and other comprehensive income and cash flows for the year then ended, which appear in Encompass Services Corporation's Current Report on Form 8-K/A dated December 5, 2001, incorporated herein by reference. We further consent to the use of our report dated February 16, 2000, with respect to the consolidated balance sheets of Encompass Services Corporation (formerly Group Maintenance America Corp.) as of December 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1999 and 1998 and the ten months ended December 31, 1997, which appear in Encompass Services Corporation's Annual Report on Form 10-K for the year ended December 31, 1999, incorporated herein by reference. We further consent to the references to our firm under the heading "Experts" in the prospectus.


KPMG LLP


Houston, Texas


December 3, 2001